EXHIBIT 23.1

We consent to the reference to our firm under the caption “Experts” in the Registration Statements on Form S-1 (File Nos. 333-186786 and 333-215071), as amended, and related Prospectus of IES Holdings, Inc. for the registration of common stock and preferred stock purchase rights and to the incorporation by reference therein of our reports dated December 8, 2017, with respect to the consolidated financial statements of IES Holdings, Inc., and the effectiveness of internal control over financial reporting of IES Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended September 30, 2017, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Houston, Texas

February 22, 2018